Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement dated as of April 6, 2023 (this “Agreement”) is among Kensington Capital Sponsor V LLC, a Delaware limited liability company (“Sponsor”), Kensington Capital Acquisition Corp. V, a Cayman Islands exempted company incorporated with limited liability (“Kcompany”), and Arrival, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 60A, rue des Bruyères, L-1274 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B248209 (the “Company”). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Business Combination Agreement, dated as of the date of this Agreement (the “BCA”), between Kcompany and the Company.

WHEREAS, Sponsor owns 6,900,000 Kcompany Class B Ordinary Shares (including any Kcompany Class A Ordinary Shares issued upon conversion of such shares, the “Founder Shares”);

WHEREAS, in connection with Kcompany’s initial public offering, Kcompany, Sponsor and certain officers and directors of Kcompany (collectively, the “Insiders”), entered into a letter agreement, dated as of August 12, 2021 (as amended, the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Kcompany securities owned by them;

WHEREAS, concurrently with the execution and delivery of this Agreement, Kcompany and the Company are entering into the BCA, which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) as promptly as possible after the date of the BCA, Vine will incorporate Arrival PubCo, a joint stock company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “PubCo”) as an indirect wholly-owned subsidiary of Vine, (ii) on the Closing Date, Kcompany will merge (the “Initial Merger”) with and into PubCo, with PubCo surviving the Initial Merger, and (iii) following the Initial Merger, the Company will merge (the “Second Merger” and together with the Initial Merger, the “Mergers”) with and into PubCo, with PubCo surviving the Second Merger; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Second Merger Effective Time and (y) the termination of the BCA in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that (i) it will comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter in all respects, including, for the avoidance of doubt, the obligations of Sponsor pursuant to Section 1 therein (A) to vote in favor of the Mergers and the other Transactions and (B) to not redeem any Kcompany Ordinary Shares owned by Sponsor in connection with the Mergers and the other Transactions, as if fully set forth herein and (ii) it will not make any Transfers of Kcompany Class B Ordinary Shares (except for Transfers permitted by

Section 8(c) of the Insider Letter provided that the party to which such shares are transferred enters into a joinder to this Agreement); (b) Kcompany agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and Kcompany agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company.

Each of Kcompany and Sponsor (on behalf of itself and its permitted transferees, as such term is used in Section 8(c) of the Insider Letter) further agrees that, as of the Second Merger Effective Time, the transfer restrictions set forth in Section 8(a) of the Insider Letter shall cease and be of no further effect. The Insider Letter otherwise remains in full force and effect.

2. Forfeiture. One Business Day prior to the Kcompany Shareholders Meeting, Kcompany shall give Sponsor written notice of the number of Kcompany Class A Ordinary Shares that were validly redeemed in accordance with Kcompany Shareholders’ valid exercise of Redemption Rights in connection with the Transactions (the “Redeemed Shares”). At the Closing, Sponsor shall transfer to PubCo for forfeiture and cancellation effective as of the Second Merger Effective Time, a number of PubCo Ordinary Shares equal to the product obtained by multiplying the number of PubCo Ordinary Shares into which the Founder Shares had converted in connection with the Initial Merger by a fraction, the numerator of which is the number of Redeemed Shares and the denominator of which is 27,600,000 times the Exchange Ratio.

3. Representations and Warranties. Sponsor represents and warrants as of the date of this Agreement to the Company as follows:

(a) Organization; Due Authorization. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and (ii) has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sponsor of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and assuming that this Agreement constitutes the legal, valid and binding obligation of each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Sponsor, and is enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) No Conflicts. The execution and delivery of this Agreement by Sponsor does not, and the consummation of the transactions contemplated hereby and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(c) Litigation. There are no Actions pending, or to the knowledge of Sponsor, threatened against Sponsor, which in any manner challenge or seek to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) Adequate Information. Sponsor is a sophisticated stockholder and has adequate information concerning the business and financial condition of Kcompany and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Kcompany or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement; and Sponsor acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(e) Acknowledgment. Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

4. General.

a) Termination. This Agreement shall terminate on the earlier of (x) the Second Merger Effective Time and (y) the termination of the BCA in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4(b)):

if to Kcompany, to it at:

Kensington Capital Acquisition Corp. V

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Email: justin@Kensington-cap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to Sponsor, to it at:

c/o Kensington Capital Sponsor V LLC

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Email: justin@Kensington-cap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to the Company or PubCo, to it at:

Arrival

60a, rue des Bruyeres, L-1274 Howald,

Grand Duchy of Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

with a copy (which shall not constitute notice) to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Jeffrey Cohen; Pierre-Emmanuel Perais

Email: jeffrey.cohen@linklaters.com; pierre-emmanuel.perais@linklaters.com

c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

d) Entire Agreement; Assignment. This Agreement, the BCA and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b) of the BCA, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, however, that in the event that Sponsor transfers any of its Kcompany Ordinary Shares, Kcompany Private Placement Warrants or other Kcompany securities to any permitted transferee in accordance with the Insider Letter and this Agreement, Sponsor may, by providing notice to Kcompany and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such permitted transferee so long as such permitted transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 4(d) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

e) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

f) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.06 and 10.07 of the BCA shall apply to this Agreement mutatis mutandis.

g) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

h) Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

i) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

j) Expenses. Except as set forth in the BCA, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction are consummated.

k) Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Second Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

l) Waiver. Any party to this Agreement may, at any time prior to the Second Merger Effective Time, (i) extend the time for the performance of any obligation or other act of the other parties hereto, (ii) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (iii) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

m) Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

n) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Second Merger Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 4(n).

o) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of Kcompany, and not in its capacity as a director (including “director by deputization”), officer or employee of Kcompany, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Kcompany or any subsidiary of Kcompany, acting in such person’s capacity as a director or officer of Kcompany or any subsidiary of Kcompany (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors of the Company with respect to the Mergers and Transactions).

p) Third Party Enforcement Rights. The Company is hereby made an express third-party beneficiary of the rights granted to Kcompany under the Insider Letter and shall be entitled to enforce Kcompany’s rights under the Insider Letter pursuant to this Section 4(p) to the same extent as though the Company were Kcompany thereunder.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

KENSINGTON CAPITAL ACQUISITION CORP. V

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chairman and Chief Executive Officer

KENSINGTON CAPITAL SPONSOR V LLC

By:	Kensington Capital Partners, LLC
Its:	Managing Member

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

ARRIVAL

By:	/s/ John Wozniak
Name:	John Wozniak
Title:	CFO

[Signature Page to Sponsor Support Agreement]